Exhibit 99.2

BIOLITE HOLDING, INC.

Financial Statements for the Nine Months Ended

September 30, 2018 and 2017

BIOLITE HOLDING, INC. AND SUBSIDAIRIES

CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2018	2017
ASSETS	(UNAUDITED)
Current Assets
Cash and cash equivalents	$183,353	$256,925
Restricted cash	-	56,579
Accounts receivable	2,050	-
Accounts receivable - related parties	656	3,475
Due from related parties	129,567	153,953
Inventory, net	183,065	199,708
Prepaid expenses and other current assets	185,252	90,333
Total Current Assets	683,943	760,973

Property and equipment, net	522,067	570,576
Long-term investments	3,316,878	4,185,969
Deferred tax assets	1,227,334	1,017,897
Security deposits	47,280	68,876
Total Assets	$5,797,502	$6,604,291
LIABILITIES AND EQUITY
Current Liabilities
Short-term bank loan	656,000	927,800
Long-term bank loan - current portion	39,737	40,203
Notes payable	497,248	202,429
Accrued expenses	639,719	511,212
Other payable	145,338	16,288
Due to related parties	2,757,064	2,390,498
Total Current Liabilities	4,735,106	4,088,430
Noncurrent Liabilities
Long-term bank loan	25,092	55,690
Total Noncurrent Liabilities	25,092	55,690
Total Liabilities	4,760,198	4,144,120

Equity
Common Stock, $0.0001 par value, 500,000,000 shares authorized, 41,207,444 shares issued and outstanding at September 30, 2018 and December 31, 2017	4,121	4,121
Additional paid-in capital	10,862,995	10,862,995
Accumulated deficit	(10,980,204)	(9,971,033)
Other comprehensive income	676,227	757,327
Total Stockholders' Equity	563,139	1,653,410
Noncontrolling Interest	474,165	806,761
Total Equity	1,037,304	2,460,171
Total Liabilities and Equity	$5,797,502	$6,604,291

The accompanying notes are an integral part of these financial statements.

BIOLITE HOLDING, INC. AND SUBSIDAIRIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME(LOSS)

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2018 AND 2017

(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Net revenue
Merchandise sales	$747	$314	$3,976	$937
Merchandise sales-related parties	-	4	-	1,624
Total net revenue	747	318	3,976	2,561

Cost of revenue	537	5	2,856	1,589

Gross profit	210	313	1,120	972

Operating expenses
Research and development expenses	10,213	52,293	224,316	232,613
Selling, general and administrative expenses	210,560	401,429	693,057	1,531,815
Total operating expenses	220,773	453,722	917,373	1,764,428

Loss from operations	(220,563)	(453,409)	(916,253)	(1,763,456)

Other income (expense)
Interest income	1,507	1,048	3,761	6,098
Interest expense	(79,475)	(76,315)	(231,300)	(171,389)
Rental income	2,909	2,963	8,997	8,835
Investment loss	(201,590)	(104)	(287,513)	(34,043)
Gain (loss) on foreign currency changes	(67)	1,702	7,403	(406,778)
Gain (loss) on investment in equity securities	(39,166)	64,774	(164,649)	(4,379,650)
Other income (expenses)	(1,357)	370	(4,305)	48,500
Total other income (expenses)	(317,239)	(5,562)	(667,606)	(4,928,427)
Loss before income taxes	(537,802)	(458,971)	(1,583,859)	(6,691,883)
Provision for income taxes expense (benefit)	(69,075)	(64,900)	(242,092)	(224,762)
Net loss	(468,727)	(394,071)	(1,341,767)	(6,467,121)
Net loss attributable to noncontrolling interests, net of tax	116,491	93,562	332,596	1,574,038
Net loss attributable to BioLite Holding, Inc.	(352,236)	(300,509)	(1,009,171)	(4,893,083)
Foreign currency translation adjustment	(12,040)	(1,166,855)	(81,100)	(597,136)
Comprehensive Loss	$(364,276)	$(1,467,364)	$(1,090,271)	$(5,490,219)

Net loss per share attributable to common stockholders
Basic and Diluted	$(0.01)	$(0.01)	$(0.02)	$(0.18)

Weighted average number of common shares outstanding:
Basic and Diluted	41,207,444	41,207,444	41,207,444	27,224,514

The accompanying notes are an integral part of these financial statements.

BIOLITE HOLDING, INC. AND SUBSIDAIRIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2018 AND 2017

(UNAUDITED)

	2018	2017
Cash flows from operating activities
Net loss	$(1,341,767)	$(6,467,121)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	33,240	32,903
Loss on sale of investment	287,513	34,043
Loss on investment in equity securities	164,649	4,379,650
Deferred tax	(242,092)	(224,762)
Foreign currency exchange (gain) loss	-	364,764
Changes in assets and liabilities:
Decrease (increase) in accounts receivable	685	-
Decrease (increase) in receivable from collaboration revenue	-	687,165
Decrease (increase) in due from related parties	70,600	(1,717)
Decrease (increase) in inventory	11,293	2,243
Decrease (increase) in prepaid expenses and other deposits	(79,172)	(37,345)
Increase (decrease) in accounts payable	-	(98)
Increase (decrease) in accrued expenses and other current liabilities	200,010	(250,703)
Increase (decrease) in due to related parties	258,684	1,063,295
Net cash used in operating activities	(636,357)	(417,683)

Cash flows from investing activities
Restricted cash	56,012	219,009
Net proceeds from sale of investment in equity securities	314,294	128,117
Loan to related parties	-	(32,800)
Long-term equity investment	-	(8,627,949)
Net cash provided by (used in) investing activities	370,306	(8,313,623)

Cash flows from financing activities
Issuance of common stock for cash	-	7,681,907
Capital contribution from related parties under common control	-	5,904
Net proceeds of loan from related parties	91,850	820,000
Net proceeds from (repayment of) short-term bank loans	(250,500)	656,000
Net proceeds from (repayment of) short-term borrowing from third-parties	382,764	(98,400)
Repayment of long-term bank loans	(28,917)	(27,815)
Net cash provided by financing activities	195,197	9,037,596

Effect of exchange rate changes on cash and cash equivalents	(2,718)	7,783

Net increase (decrease) in cash and cash equivalents	(73,572)	314,073

Cash and cash equivalents
Beginning	256,925	100,464
Ending	$183,353	$414,537

Supplemental disclosure of cash flows
Cash paid during the year for:
Income tax	$-	$-
Interest expense	$58,842	$89,359

Non-cash financing and investing activities
Equity securities received in exchange for payments of collaboration revenues	$-	$5,850,000

The accompanying notes are an integral part of these financial statements.

BIOLITE HOLDING, INC. AND SUBSIDIARIES

 NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2018

NOTE 1. ORGANIZATION AND BUSINESS

BioLite Holding, Inc. (the “BioLite Holding”) was incorporated under the laws of the State of Nevada on July 27, 2016. BioLite BVI, Inc. (the “BioLite BVI”), a wholly owned subsidiary of BioLite Holding, was incorporated in the British Virgin Islands on September 13, 2016. BioLite Holding and BioLite BVI are holding companies and have not carried out substantive business operations of their own.

BioLite, Inc., (the "BioLite Taiwan") was incorporated on February 13, 2006 under the laws of Taiwan. BioLite is in the business of developing and commercialization of new botanical drugs with application in central nervous system, autoimmunity, inflammation, hematology, and oncology. In addition, BioLite Taiwan distributes dietary supplements made from extracts of Chinese herbs and Maitake mushroom.

In January 2017, BioLite Holding, BioLite BVI, BioLite Taiwan, and certain shareholders of BioLite Taiwan entered into a share purchase / exchange agreement (the “BioLite Share Purchase / Exchange Agreement”). Pursuant to the BioLite Share Purchase / Exchange Agreement, the shareholder participants to the BioLite Share Purchase / Exchange Agreement have sold their equity in BioLite Taiwan and were using the proceeds from such sales to purchase shares of common stock of BioLite Holding at the same price per share, resulting in their owning the same number of shares of common stock as they owned in the BioLite Taiwan. Upon closing of the Share Purchase/ Exchange Agreement in August 2017, BioLite Holding ultimately owns via BioLite BVI approximately 73% of BioLite Taiwan. The other shareholders who did not enter this Share Purchase/ Exchange Agreement retain their equity ownership in BioLite Taiwan.

The fiscal year of BioLite Holding, BioLite BVI, and BioLite Taiwan (collectively referred to as “the Company”) ends on December 31st.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Principles of Consolidation — The accompanying consolidated financial statements, including the accounts of BioLite Holding, BioLite BVI, and BioLite Taiwan, have been prepared in conformity with accounting principles generally accepted in the United States of America. Since BioLite Holding, BioLite BVI, and BioLite Taiwan are the entities under Dr. Tsung-Shann Jiang’s common control prior to the Share Purchase / Exchange Agreement, the transaction is accounted for as a restructuring transaction. All the assets and liabilities of BioLite Taiwan were transferred to BioLite Holding at their respective carrying amounts on the closing date of Share Purchase / Exchange transaction. The Company has recast prior period financial statements to reflect the conveyance of BioLite Taiwan’s common shares as if the restructuring transaction had occurred as of the earliest date of the financial statements. All material intercompany accounts, transactions, and profits have been eliminated in consolidation. The nature of and effects on earnings per share (EPS) of nonrecurring intra-entity transactions involving long-term assets and liabilities is not required to be eliminated and EPS amounts have been recast to include the earnings (or losses) of the transferred net assets.

The functional currency of BioLite Taiwan is the New Taiwan dollars, however the accompanying consolidated financial statements have been translated and presented in United States Dollars ($). In the accompanying financial statements and notes, “$”, “US$” and “U.S. dollars” mean United States dollars, and “NT$” and “NT dollars” mean New Taiwan dollars.

Going Concern — The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. The Company has incurred losses since its inception resulting in an accumulated deficit of $10,980,204 and $9,971,033 as of September 30, 2018 and December 31, 2017, respectively. The Company also had working capital deficiency of $4,051,163 and $3,327,457 at September 30, 2018 and December 31, 2017, respectively. The ability to continue as a going concern is dependent upon the Company generating profitable operations in the future and/or obtaining the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they become due. These consolidated financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company upon signing of that agreement.

In order to continue as a going concern, the Company will need, among other things, additional capital resources. Management’s plans to obtain such resources for the Company include (1) obtaining capital from the sale of its equity securities (2) short-term and long-term borrowings from banks and third-parties, and (3) short-term borrowings from stockholders or other related party(ies) when needed. However, management cannot provide any assurance that the Company will be successful in accomplishing any of its plans.

The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish the plans described in the preceding paragraph and eventually to secure other sources of financing and attain profitable operations.

Segment Reporting — The Company follows the provisions of ASC Topic 280, “Segment Reporting”, which establishes standards for reporting information about operating segments, which uses a “management” approach for determining segments. The management approach designates the internal organization that is used by management for making operating decisions and assessing performance as the source of the Company’s reportable segments. ASC Topic 280, “Segment Reporting,” also requires disclosures about products or services, geographic areas, and major customers. The Company’s management reporting structure provided for only one segment during the nine months ended September 30, 2018 and 2017. Accordingly, no separate segment information is presented.

Use of Estimates — The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the balance sheet date and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Concentration of Credit Risk — The Company’s financial instruments that are exposed to concentrations of credit risk consist primarily of cash and cash equivalents and restricted cash. The Company places its cash and temporary cash investments in high quality credit institutions in Taiwan, but these investments may be in excess of Taiwan Central Deposit Insurance Corporation’s insurance limits. The Company does not enter into financial instruments for hedging, trading, or speculative purposes. Concentration of credit risk with respect to accounts receivables is limited due to the wide variety of customers and markets in which the Company transacts business, as well as their dispersion across many geographical areas. The Company performs ongoing credit evaluations of its customers and generally does not require collateral, but does require advance deposits on certain transactions.

Cash and Cash Equivalents — The Company considers all highly liquid investments with maturities of three months or less at the date of purchase to be cash equivalents.

Restricted Cash Equivalents — Restricted cash equivalents primarily consist of cash held in a reserve bank account associated with short-term bank loans.

Accounts Receivable and Other Receivables — Accounts receivable and other receivables are stated at carrying value less estimates made for doubtful receivables. An allowance for impairment of trade receivable and other receivables is established if the collection of a receivable becomes doubtful. Such receivable becomes doubtful when there is objective evidence that the Company will not be able to collect all amounts due according to the original terms of the receivables. Significant financial difficulties of the debtor, probability that the debtor will enter into bankruptcy or financial reorganization, and default or delinquency in payments are considered indicators that the receivable is impaired. The amount of the allowance is the difference between the asset’s carrying amount and the present value of estimated future cash flows, discounted at the original effective interest rate.

Inventory — Inventory consists of raw materials, work-in-process, finished goods, and merchandise. Inventories are stated at the lower of cost or market and valued on a moving weighted average cost basis. Market is determined based on net realizable value. The Company periodically reviews the age and turnover of its inventory to determine whether any inventory has become obsolete or has declined in value, and incurs a charge to operations for known and anticipated inventory obsolescence.

Property and Equipment — Property and equipment is carried at cost net of accumulated depreciation. Repairs and maintenance are expensed as incurred. Expenditures that improve the functionality of the related asset or extend the useful life are capitalized. When property and equipment is retired or otherwise disposed of, the related gain or loss is included in operating income. Leasehold improvements are depreciated on the straight-line method over the shorter of the remaining lease term or estimated useful life of the asset. Depreciation is calculated on the straight-line method, including property and equipment under capital leases, generally based on the following useful lives:

Estimated Life in Years
Buildings and leasehold improvements	5 ~ 50
Machinery and equipment	5 ~ 6
Office equipment	3 ~ 6

Impairment of Long-Lived Assets —The Company has adopted Accounting Standards Codification subtopic 360-10, Property, Plant and Equipment (“ASC 360-10”). ASC 360-10 requires that long-lived assets and certain identifiable intangibles held and used by the Company be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company evaluates its long-lived assets for impairment annually or more often if events and circumstances warrant. Events relating to recoverability may include significant unfavorable changes in business conditions, recurring losses, or a forecasted inability to achieve break-even operating results over an extended period. Should impairment in value be indicated, the carrying value of intangible assets will be adjusted, based on estimates of future discounted cash flows resulting from the use and ultimate disposition of the asset. ASC 360-10 also requires assets to be disposed of be reported at the lower of the carrying amount or the fair value less costs to sell. Management has determined that no impairments of long-lived assets currently exist.

Fair Value Measurements — FASB ASC 820, “Fair Value Measurements” defines fair value for certain financial and nonfinancial assets and liabilities that are recorded at fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. It requires that an entity measure its financial instruments to base fair value on exit price, maximize the use of observable units and minimize the use of unobservable inputs to determine the exit price. It establishes a hierarchy which prioritizes the inputs to valuation techniques used to measure fair value. This hierarchy increases the consistency and comparability of fair value measurements and related disclosures by maximizing the use of observable inputs and minimizing the use of unobservable inputs by requiring that observable inputs be used when available. Observable inputs are inputs that reflect the assumptions market participants would use in pricing the assets or liabilities based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s own assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. The hierarchy prioritizes the inputs into three broad levels based on the reliability of the inputs as follows:

●	Level 1 – Inputs are quoted prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date. Valuation of these instruments does not require a high degree of judgment as the valuations are based on quoted prices in active markets that are readily and regularly available.

●	Level 2 – Inputs other than quoted prices in active markets that are either directly or indirectly observable as of the measurement date, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

●	Level 3 – Valuations based on inputs that are unobservable and not corroborated by market data. The fair value for such assets and liabilities is generally determined using pricing models, discounted cash flow methodologies, or similar techniques that incorporate the assumptions a market participant would use in pricing the asset or liability.

The carrying values of certain assets and liabilities of the Company, such as cash and cash equivalents, restricted cash, accounts receivable, due from related parties, inventory, prepaid expenses and other current assets, accounts payable, accrued liabilities, and due to related parties approximate fair value due to their relatively short maturities. The carrying value of the Company’s short-term bank loan approximates their fair value as the terms of the borrowing are consistent with current market rates and the duration to maturity is short. The carrying value of the Company’s long-term bank loan approximates fair value because the interest rates approximate market rates that the Company could obtain for debt with similar terms and maturities.

Long-term Equity Investment — The Company acquires these equity investments to promote business and strategic objectives. The Company accounts for non-marketable equity and other equity investments for which the Company does not have control over the investees as:

●	Equity method investments when the Company has the ability to exercise significant influence, but not control, over the investee. Its proportionate share of the income or loss is recognized monthly and is recorded in gains (losses) on equity investments.

●	Non-marketable cost method investments when the equity method does not apply.

Significant judgment is required to identify whether an impairment exists in the valuation of the Company’s non-marketable equity investments, and therefore the Company considers this a critical accounting estimate. Its yearly analysis considers both qualitative and quantitative factors that may have a significant impact on the investee's fair value. Qualitative analysis of its investments involves understanding the financial performance and near-term prospects of the investee, changes in general market conditions in the investee’s industry or geographic area, and the management and governance structure of the investee. Quantitative assessments of the fair value of its investments are developed using the market and income approaches. The market approach includes the use of comparable financial metrics of private and public companies and recent financing rounds. The income approach includes the use of a discounted cash flow model, which requires significant estimates regarding the investees' revenue, costs, and discount rates. The Company’s assessment of these factors in determining whether an impairment exists could change in the future due to new developments or changes in applied assumptions.

Other-Than-Temporary Impairment — The Company’s long-term equity investments are subject to a periodic impairment review. Impairments affect earnings as follows:

●	Marketable equity securities include the consideration of general market conditions, the duration and extent to which the fair value is below cost, and the Company’s ability and intent to hold the investment for a sufficient period of time to allow for recovery of value in the foreseeable future. The Company also considers specific adverse conditions related to the financial health of, and the business outlook for, the investee, which may include industry and sector performance, changes in technology, operational and financing cash flow factors, and changes in the investee’s credit rating. The Company records other-than-temporary impairments on marketable equity securities and marketable equity method investments in gains (losses) on equity investments.

●	Non-marketable equity investments based on the Company’s assessment of the severity and duration of the impairment, and qualitative and quantitative analysis of the operating performance of the investee; adverse changes in market conditions and the regulatory or economic environment; changes in operating structure or management of the investee; additional funding requirements; and the investee’s ability to remain in business. A series of operating losses of an investee or other factors may indicate that a decrease in value of the investment has occurred that is other than temporary and that shall be recognized even though the decrease in value is in excess of what would otherwise be recognized by application of the equity method. A loss in value of an investment that is other than a temporary decline shall be recognized. Evidence of a loss in value might include, but would not necessarily be limited to, absence of an ability to recover the carrying amount of the investment or inability of the investee to sustain an earnings capacity that would justify the carrying amount of the investment. The Company records other-than-temporary impairments for non-marketable cost method investments and equity method investments in gains (losses) on equity investments. Other-than-temporary impairments of equity investments were $0 and $91,047 for the three months ended September 30, 2018 and 2017, respectively. Other-than-temporary impairments of equity investments were $0 and $4,379,456 for the nine months ended September 30, 2018 and 2017, respectively.

Post-retirement and post-employment benefits — BioLite Taiwan adopted the government mandated defined contribution plan pursuant to the Labor Pension Act (the “Labor Pension Act ”) in Taiwan. Such labor regulations require that the rate of contribution made by an employer to the Labor Pension Fund per month shall not be less than 6% of the worker's monthly salaries. Pursuant to the Labor Pension Act , the Company makes monthly contribution equal to 6% of employees’ salaries to the employees’ pension fund. The Company has no legal obligation for the benefits beyond the contributions made. The total amounts for such employee benefits, which were expensed as incurred, were $4,806 and $5,978 for the three months ended September 30, 2018 and 2017, respectively. The total amounts for such employee benefits, which were expensed as incurred, were $14,827 and $20,535 for the nine months ended September 30, 2018 and 2017, respectively. Other than the above, the Company does not provide any other post-retirement or post-employment benefits.

Revenue Recognition — During the fiscal year 2018, the Company adopted Accounting Standards Codification (“ASC”), Topic 606 (ASC 606), Revenue from Contracts with Customers, using the modified retrospective method to all contracts that were not completed as of January 1, 2018, and applying the new revenue standard as an adjustment to the opening balance of accumulated deficit at the beginning of 2018 for the cumulative effect. The results for the Company’s reporting periods beginning on and after January 1, 2018 are presented under ASC 606, while prior period amounts are not adjusted and continue to be reported under the accounting standards in effect for the prior period. Based on the Company’s review of existing collaborative agreements as of January 1, 2018, the Company concluded that the adoption of the new guidance did not have a significant change on the Company’s revenue during all periods presented.

Pursuant to ASC 606, the Company recognizes revenue when its customer obtains control of promised goods or services, in an amount that reflects the consideration that the Company expects to receive in exchange for those goods or services. To determine revenue recognition for arrangements that the Company determines is within the scope of ASC 606, the Company performs the following five steps: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the Company satisfies a performance obligation. The Company only applies the five-step model to contracts when it is probable that the Company will collect the consideration the Company is entitled to in exchange for the goods or services the Company transfers to the customers. At inception of the contract, once the contract is determined to be within the scope of ASC 606, the Company assesses the goods or services promised within each contract, determines those that are performance obligations, and assesses whether each promised good or service is distinct. The Company then recognizes as revenue the amount of the transaction price that is allocated to the respective performance obligation when (or as) the performance obligation is satisfied.

The following are examples of when the Company recognizes revenue based on the types of payments the Company receives.

Merchandise Sales — The Company recognizes net revenues from dietary supplements product sales when customers obtain control of the Company’s products, which typically occurs upon delivery to customer. Product revenues are recorded at the net sales price, or “transaction price,” which includes applicable reserves for variable consideration, including discounts, allowances, and returns.

Trade discount and allowances: The Company generally provides invoice discounts on product sales to its customers for prompt payment. The Company estimates that, based on its experience, its customers will earn these discounts and fees, and deducts the full amount of these discounts and fees from its gross product revenues and accounts receivable at the time such revenues are recognized.

Product returns: The Company estimates the amount of each product that will be returned and deducts these estimated amounts from its gross revenues at the time the revenues are recognized. The Company’s customers have the right to return unopened packages, subject to contractual limitations.

To date, product allowance and returns have been minimal and, based on its experience, the Company believes that returns of its products will continue to be minimal.

Collaborative Revenues — The Company recognizes collaborative revenues generated through collaborative research, development and/or commercialization agreements. The terms of these agreements typically include payment to the Company related to one or more of the following: nonrefundable upfront license fees, development and commercial milestones, partial or complete reimbursement of research and development costs, and royalties on net sales of licensed products. Each type of payments results in collaborative revenues except for revenues from royalties on net sales of licensed products, which are classified as royalty revenues. To date, we have not received any royalty revenues. Revenue is recognized upon satisfaction of a performance obligation by transferring control of a good or service to the collaboration partners.

As part of the accounting for these arrangements, the Company applies judgment to determine whether the performance obligations are distinct, and develop assumptions in determining the stand-alone selling price for each distinct performance obligation identified in the collaboration agreements. To determine the stand-alone selling price, the Company relies on assumptions which may include forecasted revenues, development timelines, reimbursement rates for R&D personnel costs, discount rates and probabilities of technical and regulatory success.

The Company had multiple deliverables under the collaborative agreements, including deliverables relating to grants of technology licenses, regulatory and clinical development, and marketing activities. Estimation of the performance periods of the Company’s deliverables requires the use of management’s judgment. Significant factors considered in management’s evaluation of the estimated performance periods include, but are not limited to, the Company’s experience in conducting clinical development, regulatory and manufacturing activities. The Company reviews the estimated duration of its performance periods under its collaborative agreements on an annually basis, and makes any appropriate adjustments on a prospective basis. Future changes in estimates of the performance period under its collaborative agreements could impact the timing of future revenue recognition.

(v)	Nonrefundable upfront payments

If a license to the Company’s intellectual property is determined to be distinct from the other performance obligations identified in an arrangement, the Company recognizes revenue from the related nonrefundable upfront payments based on the relative standalone selling price prescribed to the license compared to the total selling price of the arrangement. The revenue is recognized when the license is transferred to the collaboration partners and the collaboration partners are able to use and benefit from the license. To date, the receipt of nonrefundable upfront fees was solely for the compensation of past research efforts and contributions made by the Company before the collaborative agreements entered into and it does not relate to any future obligations and commitments made between the Company and the collaboration partners in the collaborative agreements.

(vi)	Milestone payments

The Company is eligible to receive milestone payments under the collaborative agreement with collaboration partners based on achievement of specified development, regulatory and commercial events. Management evaluated the nature of the events triggering these contingent payments, and concluded that these events fall into two categories: (a) events which involve the performance of the Company’s obligations under the collaborative agreement with collaboration partners, and (b) events which do not involve the performance of the Company’s obligations under the collaborative agreement with collaboration partners.

The former category of milestone payments consists of those triggered by development and regulatory activities in the territories specified in the collaborative agreements. Management concluded that each of these payments constitute substantive milestone payments. This conclusion was based primarily on the facts that (i) each triggering event represents a specific outcome that can be achieved only through successful performance by the Company of one or more of its deliverables, (ii) achievement of each triggering event was subject to inherent risk and uncertainty and would result in additional payments becoming due to the Company, (iii) each of the milestone payments is nonrefundable, (iv) substantial effort is required to complete each milestone, (v) the amount of each milestone payment is reasonable in relation to the value created in achieving the milestone, (vi) a substantial amount of time is expected to pass between the upfront payment and the potential milestone payments, and (vii) the milestone payments relate solely to past performance. Based on the foregoing, the Company recognizes any revenue from these milestone payments in the period in which the underlying triggering event occurs.

(vii)	Multiple Element Arrangements

The Company evaluates multiple element arrangements to determine (1) the deliverables included in the arrangement and (2) whether the individual deliverables represent separate units of accounting or whether they must be accounted for as a combined unit of accounting. This evaluation involves subjective determinations and requires management to make judgments about the individual deliverables and whether such deliverables are separate from other aspects of the contractual relationship. Deliverables are considered separate units of accounting provided that: (i) the delivered item(s) has value to the customer on a standalone basis and (ii) if the arrangement includes a general right of return relative to the delivered item(s), delivery or performance of the undelivered item(s) is considered probable and substantially within its control. In assessing whether an item under a collaboration has standalone value, the Company considers factors such as the research, manufacturing, and commercialization capabilities of the collaboration partner and the availability of the associated expertise in the general marketplace. The Company also considers whether its collaboration partners can use the other deliverable(s) for their intended purpose without the receipt of the remaining element(s), whether the value of the deliverable is dependent on the undelivered item(s), and whether there are other vendors that can provide the undelivered element(s).

The Company recognizes arrangement consideration allocated to each unit of accounting when all of the revenue recognition criteria in ASC 606 are satisfied for that particular unit of accounting. In the event that a deliverable does not represent a separate unit of accounting, the Company recognizes revenue from the combined unit of accounting over the Company’s contractual or estimated performance period for the undelivered elements, which is typically the term of the Company’s research and development obligations. If there is no discernible pattern of performance or objectively measurable performance measures do not exist, then the Company recognizes revenue under the arrangement on a straight-line basis over the period the Company is expected to complete its performance obligations. Conversely, if the pattern of performance in which the service is provided to the customer can be determined and objectively measurable performance measures exist, then the Company recognizes revenue under the arrangement using the proportional performance method. Revenue recognized is limited to the lesser of the cumulative amount of payments received or the cumulative amount of revenue earned, as determined using the straight-line method or proportional performance method, as applicable, as of the period ending date.

At the inception of an arrangement that includes milestone payments, the Company evaluates whether each milestone is substantive and at risk to both parties on the basis of the contingent nature of the milestone. This evaluation includes an assessment of whether: (1) the consideration is commensurate with either the Company’s performance to achieve the milestone or the enhancement of the value of the delivered item(s) as a result of a specific outcome resulting from its performance to achieve the milestone, (2) the consideration relates solely to past performance and (3) the consideration is reasonable relative to all of the deliverables and payment terms within the arrangement. The Company evaluates factors such as the scientific, clinical, regulatory, commercial, and other risks that must be overcome to achieve the particular milestone and the level of effort and investment required to achieve the particular milestone in making this assessment. There is considerable judgment involved in determining whether a milestone satisfies all of the criteria required to conclude that a milestone is substantive. Milestones that are not considered substantive are recognized as earned if there are no remaining performance obligations or over the remaining period of performance, assuming all other revenue recognition criteria are met.

(viii)	Royalties and Profit Sharing Payments

Under the collaborative agreement with the collaboration partners, the Company is entitled to receive royalties on sales of products, which is at certain percentage of the net sales. The Company recognizes revenue from these events based on the revenue recognition criteria set forth in ASC 606. Based on those criteria, the Company considers these payments to be contingent revenues, and recognizes them as revenue in the period in which the applicable contingency is resolved.

Income Taxes — Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Valuation of Deferred Tax Assets — A valuation allowance is recorded to reduce the Company’s deferred tax assets to the amount that is more likely than not to be realized. In assessing the need for the valuation allowance, management considers, among other things, projections of future taxable income and ongoing prudent and feasible tax planning strategies. If the Company determines that sufficient negative evidence exists, then it will consider recording a valuation allowance against a portion or all of the deferred tax assets in that jurisdiction. If, after recording a valuation allowance, the Company’s projections of future taxable income and other positive evidence considered in evaluating the need for a valuation allowance prove, with the benefit of hindsight, to be inaccurate, it could prove to be more difficult to support the realization of its deferred tax assets. As a result, an additional valuation allowance could be required, which would have an adverse impact on its effective income tax rate and results. Conversely, if, after recording a valuation allowance, the Company determines that sufficient positive evidence exists in the jurisdiction in which the valuation allowance was recorded, it may reverse a portion or all of the valuation allowance in that jurisdiction. In such situations, the adjustment made to the deferred tax asset would have a favorable impact on its effective income tax rate and results in the period such determination was made. See Note 13 for information related to income taxes, including the recorded balances of its valuation allowance related to deferred tax assets.

The Company applied the provisions of ASC 740-10-50, “Accounting For Uncertainty In Income Taxes”, which provides clarification related to the process associated with accounting for uncertain tax positions recognized in its financial statements. Audit periods remain open for review until the statute of limitations has passed. The completion of review or the expiration of the statute of limitations for a given audit period could result in an adjustment to the Company’s liability for income taxes. Any such adjustment could be material to the Company’s results of operations for any given quarterly or annual period based, in part, upon the results of operations for the given period. As of September 30, 2018 and December 31, 2017, management considered that the Company had no uncertain tax positions, and will continue to evaluate for uncertain positions in the future.

Share-Based Compensation — The Company recognizes share-based compensation expense for share-based compensation awards granted to its employees and officers. Compensation expense for share-based compensation awards granted is based on the grant date fair value estimate for each award as determined by its board of directors. The Company recognizes these compensation costs on a straight-line basis over the requisite service period of the award, which is generally one to two years. As share-based compensation expense recognized is based on awards ultimately expected to vest, such expense is reduced for estimated forfeitures.

The Company estimates the fair value of share-based compensation awards at the date of grant using the Black-Scholes option pricing model, which requires the input of highly subjective assumptions, including the fair value of the underlying common stock, expected term of the option, expected volatility of the price of its common stock, risk-free interest rates, and the expected dividend yield of its common stock. The assumptions used in the Company’s option-pricing model represent management’s best estimates. These estimates involve inherent uncertainties and the application of management’s judgment. If factors change and different assumptions are used, the Company’s stock-based compensation expense could be materially different in the future.

These assumptions and estimates are as follows:

●	Fair value of the underlying common stock. Because the Company's stocks are not publicly traded, the assumptions used in the valuation model are based on future expectations combined with management judgment. In the absence of a public trading market, the board of directors, with input from management, exercised significant judgment and considered numerous objective and subjective factors to determine the fair value of its common stock as of the date of each option grant, including the following factors:

a)	contemporaneous valuations performed by unrelated third-party specialists;

b)	the lack of marketability of its common stock;

c)	the Company's actual operating and financial performance, and current business conditions and projections;

d)	the Company's hiring of key personnel and the experience of its management;

e)	the Company's history and the timing of the introduction of new products and services;

In valuing the common stock, the fair value of the underlying common stock was determined by using the value indications under a combination of valuation approaches, including a discounted cash flow analysis under the income approach, market approaches, and the latest round of equity financing at grant date

●	Expected term. The expected term represents the period that the stock-based compensation awards are expected to be outstanding. Since the Company did not have sufficient historical information to develop reasonable expectations about future exercise behavior, it used the simplified method to compute expected term, which represents the average of the time-to-vesting and the contractual life.

●	Expected volatility. As the Company does not have a trading history for its common stock, the expected stock price volatility for its common stock was estimated by taking the mean standard deviation of stock prices for selected companies in biotechnogy industry listed in Taiwan’s stock markets.

●	Risk-free interest rate. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for zero coupon U.S. Treasury notes with maturities approximately equal to the expected term of the options.

●	Expected dividend yield. The Company has never declared or paid any cash dividends and do not presently plan to declare or pay cash dividends in the foreseeable future. Consequently, the Company used an expected dividend yield of zero.

The valuations are highly complex and subjective. Following the completion of this offering, common stock valuations will no longer be necessary as the Company will rely on market prices to determine the fair value of its common stock.

Foreign-currency Transactions — For the Company’s subsidiaries in Taiwan, the foreign-currency transactions are recorded in New Taiwan dollars (“NTD”) at the rates of exchange in effect when the transactions occur. Gains or losses resulting from the application of different foreign exchange rates when cash in foreign currency is converted into New Taiwan dollars, or when foreign-currency receivables or payables are settled, are credited or charged to income in the year of conversion or settlement. On the balance sheet dates, the balances of foreign-currency assets and liabilities are restated at the prevailing exchange rates and the resulting differences are charged to current income except for those foreign currencies denominated investments in shares of stock where such differences are accounted for as translation adjustments under Equity.

Translation Adjustment — The accounts of BioLite Taiwan was maintained, and its financial statements were expressed, in New Taiwan Dollar (“NT$”). Such financial statements were translated into U.S. Dollars (“$” or “USD”) in accordance ASC 830, "Foreign Currency Matters", with the NT$ as the functional currency. According to the Statement, all assets and liabilities are translated at the current exchange rate, stockholder's deficit are translated at the historical rates and income statement items are translated at an average exchange rate for the period. The resulting translation adjustments are reported under other comprehensive income (loss) as a component of stockholders’ equity (deficit).

Research and Development — The Company accounts for research and development expenses in accordance with Accounting Standards Codification (“ASC”) 730, Research and Development (“ASC 730”). Research and development expenses are charged to expense as incurred unless there is an alternative future use in other research and development projects or otherwise. Research and development expenses are comprised of costs incurred in performing research and development activities, including personnel-related costs, share-based compensation, and facilities-related overhead, outside contracted services including clinical trial costs, manufacturing and process development costs for both clinical and preclinical materials, research costs, upfront and development milestone payments under collaborative agreements and other consulting services. Non-refundable advance payment for goods and services that will be used in future research and development activities are expensed when the activity has been performed or when the goods have been received rather than when the payment is made. In instances where the Company enters into agreements with third parties to provide research and development services, costs are expensed as services are performed. Amounts due under such arrangements may be either fixed fee or fee for service, and may include upfront payments, monthly payments, and payments upon the completion of milestones or receipt of deliverables. Research and development expense were $10,213 and $52,293 for the three months ended September 30, 2018 and 2017, respectively. Research and development expense were $224,316 and $232,613 for the nine months ended September 30, 2018 and 2017, respectively.

Promotional and Advertising Costs — Promotional and advertising costs are classified as selling and general and administrative expenses, and are expensed as incurred. Promotional and advertising expenses consist primarily of the costs of designing, producing, and distributing materials promoting the Company and its products, including its corporate website. Promotional and advertising costs were $173 and $2 for the three months ended September 30, 2018 and 2017, respectively. Promotional and advertising costs were $173 and $675 for the nine months ended September 30, 2018 and 2017, respectively.

Statement of Cash Flows — Cash flows from the Company's operations are based upon the local currencies. As a result, amounts related to assets and liabilities reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheet.

Comprehensive Income (Loss) — Comprehensive income (loss) includes accumulated foreign currency translation gains and losses. The Company has reported the components of comprehensive income (loss) in its statements of operations and comprehensive income (loss).

Reclassifications — Certain classifications have been made to the prior year financial statements to conform to the current year presentation. The reclassification had no impact on previously reported net loss or accumulated deficit.

Recently Issued Accounting Pronouncements — In February 2016, the FASB issued ASU No. 2016-02, “Leases.” The core principle of the ASU is that a lessee should recognize the assets and liabilities that arise from its leases other than those that meet the definition of a short-term lease. The ASU requires extensive qualitative and quantitative disclosures, including with respect to significant judgments made by management. Subsequently, the FASB issued ASU No. 2017-13, in September 2017 and ASU No. 2018-01, in January 2018, which amends and clarifies ASU 2016-02. The ASU will be effective for the Company beginning January 1, 2019, including interim periods in the fiscal year 2019. Early adoption is permitted. The Company is in the process of determining the method of adoption and assessing the impact of this ASU on its consolidated results of operations, cash flows, financial position and disclosures.

On December 22, 2017, the SEC issued Staff Accounting Bulletin (“SAB 118”), which provides guidance on accounting for tax effects of the Tax Act. SAB 118 provides a measurement period that should not extend beyond one year from the Tax Act enactment date for companies to complete the accounting under ASC 740. In accordance with SAB 118, a company must reflect the income tax effects of those aspects of the Act for which the accounting under ASC 740 is complete. In March 2018, the FASB issued ASU 2018-05, Amendments to SEC Paragraphs Pursuant to SEC Staff Accounting Bulletin No. 118 (SEC Update), Income Taxes (Topic 740). ASU 2018-05 provides guidance regarding the recording of tax impacts where uncertainty exists, in the period of adoption of the 2017 U.S. Tax Cuts and Jobs Act (the “2017 Tax Act”).To the extent that a company’s accounting for certain income tax effects of the Tax Act is incomplete but it is able to determine a reasonable estimate, it must record a provisional estimate to be included in the financial statements. If a company cannot determine a provisional estimate to be included in the financial statements, it should continue to apply ASC 740 on the basis of the provision of the tax laws that were in effect immediately before the enactment of the Tax Act. While the Company is able to make reasonable estimates of the impact of the reduction in corporate rate and the deemed repatriation transition tax, the final impact of the Tax Act may differ from these estimates, due to, among other things, changes in its interpretations and assumptions, additional guidance that may be issued by the I.R.S., and actions the Company may take. The Company is continuing to gather additional information to determine the final impact.

In February 2018, the FASB issued Accounting Standards Update No. 2018-02 (ASU 2018-02), Income Statement - Reporting Comprehensive Income (Topic 220). The guidance in ASU 2018-02 allows an entity to elect to reclassify the stranded tax effects related to the Tax Cuts and Jobs Act (the Tax Act) of 2017 from accumulated other comprehensive income into retained earnings. ASU 2018-02 is effective for fiscal years beginning after December 15, 2018, with early adoption permitted. Early adoption of the amendments in this Update is permitted, including adoption in any interim period, (1) for public business entities for reporting periods for which financial statements have not yet been issued and (2) for all other entities for reporting periods for which financial statements have not yet been made available for issuance. The amendments in this Update should be applied either in the period of adoption or retrospectively to each period (or periods) in which the effect of the change in the U.S. federal corporate income tax rate in the Tax Cuts and Jobs Act is recognized. The Company is currently evaluating the impact of adopting this new guidance on its financial position, results of operations, statement of comprehensive income, and cash flows.

In June 2018, the FASB issued ASU 2018-07, Compensation-Stock Compensation (Topic 718), Improvements to Nonemployee Share-based Payments (“ASU 2018-07”). This ASU expands the scope of Topic 718 to include share-based payment transactions for acquiring goods and services from nonemployees. The effective date for the standard is for interim periods in fiscal years beginning after December 15, 2018, with early adoption permitted, but no earlier than the Company's adoption date of Topic 606. Under the new guidance, the measurement of nonemployee equity awards is fixed on the grant date. The new guidance is required to be applied retrospectively with the cumulative effect recognized at the date of initial application. The Company is currently evaluating the effect ASU 2018-07 will have on the condensed consolidated financial statements.

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (“Topic 820”): Disclosure Framework - Changes to the Disclosure Requirements for Fair Value Measurement. The ASU modifies the disclosure requirements in Topic 820, Fair Value Measurement, by removing certain disclosure requirements related to the fair value hierarchy, modifying existing disclosure requirements related to measurement uncertainty and adding new disclosure requirements, such as disclosing the changes in unrealized gains and losses for the period included in other comprehensive income for recurring Level 3 fair value measurements held at the end of the reporting period and disclosing the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements. This ASU is effective for public companies for annual reporting periods and interim periods within those annual periods beginning after December 15, 2019. The Company is currently evaluating the effect, if any, that the ASU will have on its financial statements.

NOTE 3. COLLABORATIVE AGREEMENTS

(a)	Collaborative agreements with BHK

(i)       On February 24, 2015, BioLite Taiwan and BioHopeKing Corporation (the “BHK”) entered into a co-development agreement, (the “BHK Co-Development Agreement”), pursuant to which it is collaborative with BHK to develop and commercialize BLI-1401-2 (Botanical Drug) Triple Negative Breast Cancer (TNBC) Combination Therapy (BLI-1401-2 Products) in Asian countries excluding Japan for all related intellectual property rights, and has developed it for medicinal use in collaboration with outside researchers. The development costs shall be shared 50/50 between BHK and the Company. The BHK Co-Development Agreement will remain in effect for fifteen years from the date of first commercial sale of the Product in in Asia excluding Japan.

On July 27, 2016, BioLite Taiwan and BHK agreed to amend the payment terms of the milestone payment in an aggregate amount of $10 million based on the following schedule:

•	Upon the signing of the BHK Co-Development Agreement: $1 million, or 10% of total payment

•	Upon the first Investigational New Drug (IND) submission and BioLite Taiwan will deliver all data to BHK according to FDA Reviewing requirement: $1 million, or 10% of total payment

•	At the completion of first phase II clinical trial: $1 million, or 10% of total payment

•	At the initiation of phase III of clinical trial research: $3 million, or 30% of total payment

•	Upon the New Drug Application (NDA) submission: $4 million, or 40% of total payment

In December 2015, BHK has paid a non-refundable upfront cash payment of $1 million, or 10% of $10,000,000, upon the signing of BHK Co-Development Agreement. The Company concluded that the deliverables are considered separate units of accounting as the delivered items have value to the customer on a standalone basis and recognized this cash receipt as collaboration revenue when all research, technical, and development data was delivered to BHK in 2015. The receipt is for the compensation of past research efforts and contributions made by BioLite Taiwan before this collaborative agreement was signed and it does not relate to any future commitments made by BioLite Taiwan and BHK in this collaborative agreement. In August 2016, the Company has received the second milestone payment of NT$31,649,000, approximately equivalent to $1 million, and recognized collaboration revenue in the same year. As of the date of this report, the Company has not completed the first phase II clinical trial.

In addition to the milestone payments, BioLite Taiwan is entitled to receive royalty on 12% of BHK’s net sales related to BLI-1401-2 Products. As of September 30, 2018 and December 31, 2017, the Company has not earned the royalty under the BHK Co-Development Agreement.

(ii)      On December 9, 2015, BioLite Taiwan entered into another two collaborative agreements (the “BHK Collaborative Agreements”), pursuant to which it is collaborative with BHK to co-develop and commercialize BLI-1005 for “Targeting Major Depressive Disorder” (BLI-1005 Products) and BLI-1006 for “Targeting Inflammatory Bowel Disease” (BLI-1006 Products) in Asia excluding Japan for all related intellectual property rights, and has developed it for medicinal use in collaboration with outside researchers. The development costs shall be shared 50/50 between BHK and the Company. The BHK Collaborative Agreements will remain in effect for fifteen years from the date of first commercial sale of the Product in Asia excluding Japan.

In 2015, the Company recognized the cash receipt in a total of NT$50 million, approximately equivalent to $1.71 million, as collaboration revenue when all research, technical, and development data was delivered to BHK. The Company concluded that the deliverables are considered separate units of accounting as the delivered items have value to the customer on a standalone basis and recognized this payment as collaboration revenue when all research, technical, data and development data was delivered to BHK. The cash receipt is for the compensation of past research efforts and contributions made by BioLite Taiwan before the BHK Collaborative Agreements were signed and it does not relate to any future commitments made by BioLite Taiwan and BHK in this BHK Collaborative Agreements.

In addition to the total of NT$50 million, approximately equivalent to $1.71 million, BioLite Taiwan is entitled to receive 50% of the future net licensing income or net sales profit. As of September 30, 2018 and December 31, 2017, the Company has not earned the royalty under the BHK Collaborative Agreements.

(b)	Collaborative Agreement with BriVision

On December 29, 2015, BioLite Taiwan and BriVision entered into a collaborative agreement (the “BriVision Collaborative Agreement”), pursuant to which it is collaborative with BriVision to develop and commercialize five products, including BLI-1005 CNS-Major Depressive Disorder, BLI-1008 CNS-Attention Deficit Hyperactivity Disorder, BLI-1401-1 Anti-Tumor Combination Therapy-Solid Tumor with Anti-PD-1, BLI-1401-2 Anti-Tumor Combination Therapy-Triple Negative Breast Cancer, and BLI-1501 Hematology-Chronic Lymphocytic Leukemia ( collectively “Five Products”) in the United States of America and Canada for all related intellectual property rights, and has developed it for medicinal use in collaboration with outside researchers. On January 12, 2017, BioLite Taiwan entered into an Addendum (the “Addendum”) to the BriVision Collaborative Agreement, pursuant to which BioLite Taiwan and BriVision agreed to include one more product, namely, “Maitake Combination Therapy” as one of the Products defined in the BriVision Collaborative Agreement (the “Sixth Product”) and defined the Territory of the Sixth Product to be worldwide and restate the Territory of the Five Products to be the U.S.A and Canada. The BriVision Collaborative Agreement will remain in effect for fifteen years from the date of first commercial sale of the Five Products in the North America Region. Either party may terminate upon thirty days’ prior written notice for breach or insolvency.

Under the BriVision Collaborative Agreement, BriVision should pay a total of $100,000,000 in cash or stock of BriVision with equivalent value, according to the following schedule:

•	Upfront payment shall be made upon the signing of this BriVision Collaborative Agreement: 3.5% of total payment. After receiving upfront payment from BriVision, BioLite Taiwan has to deliver all data to BriVision in one week.
•	Upon the first IND submission, BriVision shall pay, but no later than December 15, 2016: 6.5% of total payment. After receiving second payment from BriVision, BioLite has to deliver IND package to BriVision in one week.
•	At the completion of first phase II clinical trial, BriVision shall pay, but no later than September 15, 2017: 15% of total payment. After receiving third payment from BriVision, BioLite has to deliver phase II clinical study report to BriVision in three months.
•	Upon the phase III IND submission, BriVision shall pay, but no later than December 15, 2018: 20% of total payment. After receiving forth payment from BriVision, BioLite has to deliver IND package to BriVision in one week.
•	At the completion of phase III, BriVision shall pay, but no later than September 15, 2019:25% of total payment. After receiving fifth payment from BriVision, BioLite has to deliver phase III clinical study report to BriVision in three months.
•	Upon the NDA submission, BriVision shall pay, but no later than December 15, 2020, BriVision shall pay: 30% of total payment. After receiving sixth payment from BriVision, BioLite has to deliver NDA package to BriVision in one week.

An upfront payment of $3,500,000 (the “Milestone Payment”), or 3.5% of $100,000,000, was due in December 2015 under the BriVision Collaborative Agreement. On May 6, 2016, BioLite Taiwan and BriVision amended the payment terms under the BriVision Collaborative Agreement, whereby BriVision has agreed to pay the upfront payment to the Company $2,600,000 in cash and $900,000 in newly issued shares of common stock of BriVision’s holding company, American BriVision (Holding) Corporation (“ABVC”), a Nevada company, at the price of $1.60 per share, for an aggregate number of 562,500 shares. The cash payment and shares issuance were completed in June 2016. The Company concluded that the deliverables are considered separate units of accounting as the delivered items have value to the customer on a standalone basis. The receipt is for the compensation of past research efforts and contributions made by BioLite Taiwan before this collaborative agreement was signed and it does not relate to any future commitments made by BioLite Taiwan and BriVision in this collaborative agreement.

In March 2016, BioLite Taiwan has submitted the first IND and delivered the IND package to BriVision. In February 2017, BriVision agreed to pay the 6.5% of total payment, $6,500,000 to BioLite Taiwan with $650,000 in cash and $5,850,000 in the form of newly issued shares of common stock of ABVC, at the price of $2.0 per share based on the quoted price (for the shares) provided by OTC Markets Group Inc., for an aggregate number of 2,925,000 shares. Since the common stock shares of ABVC are lightly traded in the over-the-counter market, the Company considered to utilize other fair value inputs, such as the bid-ask spread, in determining the fair value of the shares as of September 30, 2018 and December 31, 2017.

Since both BioLite Taiwan, BriVision, and ABVC are related parties and under common control by Dr. Tsung-Shann Jiang, the Company has recorded the full amount of $6,500,000 and $3,500,000 in connection with the BriVision Collaborative Agreement as additional paid-in capital.

As of the date of this report, the first phase II clinical trial research has not completed yet. Under the BriVision Collaborative Agreement, BioLite Taiwan is also entitled to 5% of net sales of the Products. There have not been any commercial sales since the BriVision Collaborative Agreement became effective.

The Company evaluated the various collaboration agreements in accordance with the provisions of ASC Topic 606. The Company’s arrangement with BHK contains the following deliverables: (i) the license right to develop and use proprietary technology and confidential information for BLI-1401-2 Products, and its related intellectual property rights (the “BLI-1401-2 Deliverable”), (ii)  the license right to develop and use proprietary technology and confidential information for BLI-1005 Products, and its related intellectual property rights (the “BLI-1005 Deliverable”), and (iii) the license right to develop and use proprietary technology and confidential information for BLI-1006 Products, and its related intellectual property rights (the “BLI-1006 Deliverable”). The Company’s arrangement with BriVision contains the license right to develop and use proprietary technology and confidential information for the Five Products and the Sixth Product, and their related intellectual property rights (the “Five Products and the Sixth Product Deliverable).

The Company has concluded that each of herein deliverables identified at the inception of the arrangement has standalone value from each of the elements based on their nature. Factors considered in this determination included, among other things, the capabilities of the collaboration partner, whether any other vendor sells the item separately, whether the value of the deliverable is dependent on the other elements in the arrangement, whether there are other vendors that can provide the items and if the customer could use the item for its intended purpose without the other deliverables in the arrangement. Additionally, the Collaboration Agreements do not include a general right of return. Accordingly, each of herein deliverables included in the BHK and BriVision arrangements qualifies as a separate unit of accounting. Therefore, the Company has identified seven units of accounting in connection with its obligations under the collaboration arrangement with BHK and BriVision as follows: (i) BLI-1005 Products, (ii) BLI-1006 Products, (iii) BLI-1008 Products, (iv) BLI-1401-1 Products, (v) BLI-1401-2 Products, (vi) BLI-1401-2 Products, and (vii) Maitake Product (the Sixth Product).

NOTE 4. INVENTORY

Inventory consists of the following:

	September 30, 2018	December 31, 2017
	(UNAUDITED)
Merchandise	$4,851	$4,951
Finished goods	101,045	104,454
Work-in-process	20,305	20,885
Raw materials	56,864	69,418
Inventory, net	$183,065	$199,708

NOTE 5. LONG-TERM INVESTMENTS

(1)	The ownership percentages of each investee are listed as follows:

	Ownership percentage
	September 30,	December 31,	Accounting
Name of related party	2018	2017	treatment
Braingenesis Biotechnology Co., Ltd.	0.23%	0.23%	Cost Method
Genepharm Biotech Corporation	0.98%	0.98%	Cost Method
BioHopeKing Corporation	6.93%	9.60%	Cost Method
BioFirst Corporation	21.51%	21.51%	Equity Method
American BriVision (Holding) Corp.	2.32%	2.32%	Equity Method
Rgene Corporation	13.04%	13.04%	Equity Method

(2)	The extent the investee relies on the company for its business are summarized as follows:

Name of related party	The extent the investee relies on the Company for its business

Braingenesis Biotechnology Co., Ltd.	No specific business relationship
Genepharm Biotech Corporation	No specific business relationship
BioHopeKing Corporation	Collaborating with the Company to develop and commercialize drugs
American BriVision (Holding) Corp.	Collaborating with the Company to develop and commercialize drugs
Rgene Corporation	Loaned to the investee
BioFirst Corporation	Loaned from the investee and provides research and development support service

(3)	Long-term investment mainly consists of the following:

	September 30, 2018	December 31, 2017
Non-marketable Cost Method Investments	(UNAUDITED)
Braingenesis Biotechnology Co., Ltd.	$7,235	$7,442
Genepharm Biotech Corporation	22,089	22,720
BioHopeKing Corporation (See NOTE 3)	1,607,639	2,261,524
Sub total	1,636,963	2,291,686
Equity Method Investments
BioFirst Corporation (NOTE 12)	1,679,915	1,894,283
American BriVision (Holding) Corp. (See NOTE 3 & 12)	-	-
Rgene Corporation (NOTE 12)	-	-
Total	$3,316,878	$4,185,969

(a)	BioFirst Corporation (the “BioFirst):

The Company holds an equity interest in BioFirst Corporation, (the “BioFirst”), accounting for its equity interest using the equity method to accounts for its equity investment as prescribed in ASC 323, Investments—Equity Method and Joint Ventures (“ASC 323”). Equity method adjustments include the Company’s proportionate share of investee’s income or loss and other adjustments required by the equity method. As of September 30, 2018 and December 31, 2017, the Company owns 21.51% common stock shares of BioFirst.

Summarized financial information for the Company's equity method investee, BioFirst, is as follows:

Balance Sheets

	September 30, 2018	December 31, 2017
	(UNAUDITED)
Current Assets	$7,630,555	$6,903,042
Noncurrent Assets	1,753,483	2,730,701
Current Liabilities	1,068,368	318,074
Shareholders' Equity	8,315,670	9,315,669

Statements of operation

	Nine Months Ended September 30,
	2018	2017
	(UNAUDITED)
Net sales	$33,304	$3,010,216
Gross profit	6,590	2,991,886
Net profit (loss)	(766,425)	1,941,848
Share of profit (losses) from investments accounted for using the equity method	(164,649)	413,873

(b)	American BriVision (Holding) Corp. (the “ABVC”):

Both ABVC and the Company are under common control by Dr. Tsung-Shann Jiang, the CEO and chairman of the Company. Since Dr. Tsung-Shann Jiang is able to exercise significant influence, but not control, over the American BriVision (Holding) Corp., (the “ABVC”), the Company determined to use the equity method to accounts for its equity investment as prescribed in ASC 323, Investments—Equity Method and Joint Ventures (“ASC 323”). Equity method adjustments include the Company’s proportionate share of investee’s income or loss and other adjustments required by the equity method. As of September 30, 2018 and December 31, 2017, the Company owns 2.32% common stock shares of ABVC.

Summarized financial information for the Company's equity method investee, ABVC, is as follows:

Balance Sheets

	September 30, 2018	December 31, 2017
	(UNAUDITED)
Current Assets	$2,594,389	$2,643,332
Current Liabilities	4,478,531	4,400,247
Noncurrent Liabilities	564,567	-
Shareholders' Equity (Deficit)	(2,448,709)	(1,756,915)

Statements of operation

	Nine Months Ended September 30,
	2018	2017
	(UNAUDITED)
Net sales	$-	$-
Gross Profit	-	-
Net loss	(795,195)	(3,861,646)
Share of loss from investments accounted for using the equity method	-	-

(c)	Rgene Corporation (the “Rgene”):

Both Rgene and the Company are under common control by Dr. Tsung-Shann Jiang, the CEO and chairman of the Company. Since Dr. Tsung-Shann Jiang is able to exercise significant influence, but not control, over the Rgene, the Company determined to use the equity method to accounts for its equity investment as prescribed in ASC 323, Investments—Equity Method and Joint Ventures (“ASC 323”). Equity method adjustments include the Company’s proportionate share of investee’s income or loss and other adjustments required by the equity method. As of September 30, 2018 and December 31, 2017, the Company owns 13.04% common stock shares of Rgene.

Summarized financial information for the Company's equity method investee, Rgene, is as follows:

Balance Sheets

	September 30, 2018	December 31, 2017
	(UNAUDITED)
Current Assets	$37,543	$48,557
Noncurrent Assets	14,839	81
Current Liabilities	3,205,516	3,118,897
Shareholders' Equity (Deficit)	(3,153,134)	(3,070,259)

Statements of operation

	Nine Months Ended September 30,
	2018	2017
	(UNAUDITED)
Net sales	$-	$-
Gross Profit	-	-
Net loss	(188,933)	(3,174,653)
Share of loss from investments accounted for using the equity method	-	(414,067)

(4)	Disposition of long-term investment

During the nine months ended September 30, 2018, the Company sold 347,000 shares of common stock of BioHopeKing Corporation (the “BHK”) at prices ranging from NT$25, equivalent $0.84, to NT$30, equivalent $1.00, to two directors of BHK. As a result of the transactions, the Company recognized investment loss of $287,513 for the same period.

On November 2, 2018, the Company subsequently purchased an aggregate of 366,200 shares of common stock of BHK at NT$50, equivalent $1.67, from eleven shareholders of BHK. The percentage of ownership accordingly increased to 9.74% as of November 2, 2018.

(5)	Losses on Equity Investments

The components of losses on equity investments for each period were as follows:

	For the Nine Months Ended September 30,
	2018	2017
	(UNAUDITED)
Share of equity method investee losses	$(164,649)	$(194)
Impairments	-	(4,379,456)
Total losses on equity investments	$(164,649)	$(4,379,650)

NOTE 6. PROPERTY AND EQUIPMENT

Property and equipment as of September 30, 2018 and December 31, 2017 are summarized as follows:

	September 30, 2018	December 31, 2017
	(UNAUDITED)
Land	$364,527	$374,953
Buildings and leasehold improvements	291,291	299,623
Machinery and equipment	87,623	90,130
Office equipment	21,357	21,968
	764,798	786,674
Less: accumulated depreciation	(242,731)	(216,098)
Property and equipment, net	$522,067	$570,576

Depreciation expenses were $10,569 and $11,034 for the three months ended September 30, 2018 and 2017, respectively. Depreciation expenses were $33,240 and $32,903 for the nine months ended September 30, 2018 and 2017, respectively.

NOTE 7. BANK LOANS

(1)	Short-term bank loan consists of the following:

	September 30,	December 31,
	2018	2017
	(UNAUDITED)
Cathay United Bank	$-	$253,036
CTBC Bank	656,000	674,764
Total	$656,000	$927,800

Cathay United Bank

On June 28, 2016, BioLite Taiwan and Cathay United Bank entered into a one-year bank loan agreement (the “Cathay United Loan Agreement”) in an amount of NT$7,500,000, equivalent to $246,000. The term started June 28, 2016 with maturity date at June 28, 2017. The loan balance bore interest at a floating rate of prime rate plus 1.15%. The prime rate is based on term deposit saving interest rate of Cathay United Bank. On September 6, 2017, BioLite Taiwan extended the Cathay United Loan Agreement for one more year through September 6, 2018 with the principal amount of NT$7,500,000, equivalent to $246,000. As of September 30, 2018 and December 31, 2017, the effective interest rates per annum were 2.22%. The loan is collateralized by the building and improvement of BioLite Taiwan, and is also personal guaranteed by the Company’s chairman. The Company repaid the principal and interests of this bank loan on September 6, 2018.

Interest expenses were $1,361 and $12 for the three months ended September 30, 2018 and 2017, respectively. Interest expenses were $4,175 and $2,723 for the nine months ended September 30, 2018 and 2017, respectively.

CTBC Bank

On June 12, 2017 and July 19, 2017, BioLite Taiwan and CTBC Bank entered into short-term saving secured bank loan agreements (the “CTBC Loan Agreements”) in an amount of NT$10,000,000, equivalent to $328,000, and NT$10,000,000, equivalent to $328,000, respectively. Both two loans had the same maturity date at January 19, 2018. In February 2018, BioLite Taiwan combined two loans and extended the loan contract with CTBC for one year. The extended maturity date is January 19, 2019.The loan balances bear interest at a fixed rate of 1.63% per annum. The loan is guaranteed by the Company’s chairman and BioFirst.

Interest expenses were $2,768 and $2,214 for the three months ended September 30, 2018 and 2017, respectively. Interest expenses were $8,270 and $2,214 for the nine months ended September 30, 2018 and 2017, respectively.

(2)	Long-term bank loan consists of the following:

	September 30,	December 31,
	2018	2017
	(UNAUDITED)
Cathay United Bank	$64,829	$95,893
Less: current portion of long-term bank loan	(39,737)	(40,203)
Total	$25,092	$55,690

On April 30, 2010, BioLite Taiwan entered into a seven-year bank loan of NT$8,900,000, equivalent to $291,920, with Cathay United Bank. The term started April 30, 2010 with maturity date at April 30, 2017. On April 30, 2017, BioLite Taiwan extended the original loan agreement for additional three years with the new maturity date at April 30, 2020. The loan balance bears interest at a floating rate of prime rate plus variable rates from 0.77% to 1.17%. The prime rate is based on term deposit saving interest rate of Cathay United Bank. As of September 30, 2018 and December 31, 2017, the actual interest rates per annum were 2.24%. The loan is collateralized by the building and improvement of BioLite Taiwan, and is also personal guaranteed by the Company’s chairman.

Interest expenses were $122 and $603 for the three months ended September 30, 2018 and 2017, respectively. Interest expenses were $1,375 and $1,932 for the nine months ended September 30, 2018 and 2017, respectively.

NOTE 8. NOTES PAYABLE

On November 27, 2017, BioLite Taiwan and Cheng-Chi International Co., Ltd., a Taiwanese company, entered into a promissory note, (the “Cheng-Chi Promissory Note”), for borrowing an aggregate amount of NT$6,000,000, equivalent to $196,800, for the period from November 27, 2017 to January 11, 2018. The principal of the Cheng-Chi Promissory Note bore interest at 12% per annum. This Cheng-Chi Promissory Note was secured by 700,000 common stock shares of ABVC and was also personal guaranteed by the Company’s chairman. On January 11, 2018, the principal and accrued interest totaling NT$6,090,000, equivalent to $199,752, has been paid in full.

On March 27, 2018, BioLite Taiwan and two individuals entered into a promissory note, (the “Hsu and Chow Promissory Note”), for borrowing an aggregate amount of NT$4,660,000, equivalent to $152,848, for the period from March 27, 2018 to June 26, 2018. On September 26, 2018, the company extended the original loan agreement through December 26, 2018. The principal of the Hsu and Chow Promissory Note bore interest at 13.6224% per annum. This Hsu and Chow Promissory Note was secured by common stock shares of ABVC and was also personal guaranteed by the Company’s chairman. Interest expense was $4,581 and $11,106 for the three and nine months ended September 30, 2018, respectively.

During the nine months ended September 30, 2018, BioLite Taiwan also entered various unsecured loan agreements bearing interest at fixed rates between 12% and 13.6224% per annum with three individuals to advance in aggregate of NT$10,500,000, equivalent to $344,400, for working capital purpose. The term of the loan varies from one month to three months with various maturity dates through May 25, 2018. As of the date of this report, the Company is still in discussion with the three individuals with respect to the terms of extension for the unsecured loans. Interest expense was $14,422 and $33,500 for the three and nine months ended September 30, 2018, respectively.

NOTE 9. ACCRUED EXPENSES

Accrued expenses mainly consist of the following:

	September 30, 2018	December 31, 2017
	(UNAUDITED)
Accrued salaries and bonus	$154,073	$45,862
Accrued employee benefits and pension expenses	6,919	9,390
Accrued professional service fees	32,128	8,300
Accrued research and development expenses	38,116	2,656
Accrued collaboration revenue payable	389,460	400,600
Others	19,023	44,404
	$639,719	$511,212

NOTE 10. OTHER PAYABLE

Other payable mainly consists of the following:

	September 30, 2018	December 31, 2017
	(UNAUDITED)
Other payable	$11,801	$4,532
Taiwan income tax withholding payable	50,660	11,756
Litigation payable (a)	7,437	-
Temporary receipts	75,440	-
	$145,338	$16,288

(a)	Contingencies and legal proceedings

In January 2018, a former employee of the Company, (the “Plaintiff”), filed a class action civil complaint against the Company at Taiwan Hsin-Chu District Court. The Plaintiff alleged the following causes of action under the Labor Standards Act of Taiwan: (1) failure to pay employees for all hours worked; (2) failure to pay accrued vacation wages; (3) failure to pay severance payments; and (4) failure to distribute retirement pension to pension trust. The case went to trial on July 12, 2018, and on July 31, 2018, the court pronounced its judgment that the Company is obligated to pay the compensation amount of NT$226,738, equivalent $7,437 to the Plaintiff. An appeal was filed by the Company in August 2018. The next court session is scheduled in December 2018. As of September 30, 2018, the Company has recorded the full liability of $7,437 pursuant to ASC 450-20-25-2 under Topic 450, “Contingencies Loss Contingencies Recognition”.

NOTE 11. SHARE-BASED COMPENSATION

On November 15, 2013, the Board of Directors of BioLite Taiwan approved the adoption of the 2013 Stock Option and Incentive Plan, (the “2013 Plan”), providing for the issuance under 2013 Plan of options and rights to purchase up to two million seventy thousand (2,070,000) shares of common stock. Awards of incentive options may be granted under the 2013 Plan until December 31, 2017. As of September 30, 2018 and December 31, 2017, there were 0 and 487,000 shares available for issuance under the 2013 Plan, respectively, which provides for the grant of share-based awards to employees and officers.

Plan Administration ─ The 2013 Plan may be administered by the full Board of Directors of BioLite Taiwan. The Board of BioLite Taiwan has full power to select, from among the individuals eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants, and to determine the specific terms and conditions of each award, subject to the provisions of the 2013 Plan.

Eligibility ─ Persons eligible to participate in 2013 Plan will be those full time employees and officers of the Company as selected from time to time by the Board of BioLite Taiwan in its discretion.

Limits ─ Under 2013 Plans, stock options granted to any individual employee cannot exceed 25% of the Plan, neither to exceed 3% of the total common stock shares issued by BioLite Taiwan.

Stock Options ─ The option exercise price of each option under both plans was determined by the Company's status at the date of grant: (i) before public offering date: the option exercise price would be NT$12.5, equivalent to $0.39, per share and NT$15.0, equivalent to $0.46, per share for the 2013 Plan, respectively, (ii) after public offering date: the exercise price would be decided by the Board of BioLite Taiwan, and not less than the book value per share on the latest financial report before the date of grant, (iii) after been listed on the secondary market, the option exercise price would be the market price, but not less than the par value of the common stock. The exercise price of an option may not be reduced after the date of the option grant, other than to appropriately reflect changes in its capital structure. The term of the option was determined by the Board of Directors of BioLite Taiwan, under the 2013 Plan, employees could exercise 50%, 75%, and 100% of the options at 6 months, 12 months and 24 months after the date of grant. In general, unless otherwise permitted by the Board of BioLite Taiwan, no option granted under 2013 Plan are transferable by the optionee other than by will or by the laws of descent and distribution, and options may be exercised during the optionee’s lifetime only by the optionee, or by the optionee’s legal representative or guardian in the case of the optionee’s incapacity.

Under 2013 Plan, upon exercise of options, the option exercise price must be paid in full either in cash, by certified or bank check, or other instrument acceptable to the Board BioLite Taiwan. Subject to applicable law, the exercise price may also be delivered to BioLite Taiwan by a broker pursuant to irrevocable instructions to the broker from the optionee. To qualify as incentive options, options must meet additional tax requirements.

Tax Withholding ─ Participants in the 2013 Plan are responsible for the payment of any taxes that BioLite Taiwan is required by law to withhold upon the exercise of options or vesting of other awards. Subject to approval by the Board, participants may elect to have the minimum tax withholding obligations satisfied by authorizing BioLite Taiwan to withhold shares of common stock to be issued pursuant to the exercise or vesting.

Amendments and Termination ─ The Board of Directors of BioLite Taiwan may at any time amend or discontinue the 2013 Plan, and the Board of BioLite Taiwan may at any time amend or cancel any outstanding award for the purpose of satisfying changes in the law or for any other lawful purpose. However, no such action may adversely affect any rights under any outstanding award without the holder’s consent. Any amendments that materially change the terms of 2013 Plan will be subject to approval by the administrative authorities.

The following table summarizes the stock option activity under the 2013 Plan, and related information:

Options Outstanding
	Number of		Weighted-
	Shares	Weighted	Average
	Underlying	Average	Remaining	Aggregate
	Outstanding	Exercise	Contractual	Intrinsic
	Options	Price	Life (Years)	Value
Outstanding – January 1, 2016	487,000	$0.4600	2.13	$-
Granted	-	-	-	-
Exercised	-	-	-	-
Forfeited or cancelled	-	-	-	-
Outstanding – December 31, 2016	487,000	$0.4600	2.13	$-
Granted	-	-	-	-
Exercised	-	-	-	-
Forfeited or cancelled	-	-	-	-
Outstanding – December 31, 2017	487,000	$0.4600	2.13	$-
Granted	-	-	-	-
Exercised	-	-	-	-
Forfeited or cancelled	(487,000)	-	-	-
Outstanding – September 30, 2018	-	$-	-	$-

Exercisable – September 30, 2018	-	$-	-	$-

Vested and expected to vest – September 30, 2018	-	$-	-	$-

Exercisable – December 31, 2017	487,000	$0.4600	2.13	$-

Vested and expected to vest – December 31, 2017	487,000	$0.4600	2.13	$-

Compensation expense related to share-based transactions is measured and recognized in general and administrative expenses in the financial statements based on the fair value of the awards granted. The share-based compensation expense, net of forfeitures, is recognized on a straight-line basis over the requisite service periods of the awards, which is generally a half year to two years. The Company recognized stock-based compensation expense of $0 and $0 for the three and nine months ended September 30, 2018 and 2017, respectively.

NOTE 12. RELATED-PARTY TRANSACTION

Related parties:

(1)	Lion Arts Promotion Inc. (hereinafter, “LION”) was incorporated on March 17, 1997 under the laws of Taiwan. LION is in the business of art related promotion and is a controlling shareholder of BioLite Taiwan.

(2)	BioFirst Corporation (hereinafter, “BioFirst”) was incorporated on November 7, 2006 under the laws of Taiwan. BioFirst is in the business of researching, developing, manufacturing, and marketing of innovative patented medical products. As of September 30, 2018 and December 31, 2017, the Company owned 21.51% and 21.51% common stock shares of BioFirst (See NOTE 5), respectively.

(3)	American BriVision Corporation (hereinafter, “BriVision”) was incorporated on July 21, 2015 in the State of Delaware, engaging in biotechnology and focuses on the development of new drugs and innovative medical devices to fulfill unmet medical needs. In 2015, BriVision entered a collaborative agreement with the Company (See NOTE 3). On May 6, 2016, the Company and BriVision entered into an addendum to the collaborative agreement, whereby BriVision has agreed to pay the upfront payment to the Company $2,600,000 in cash and $900,000 in newly issued shares of common stock of BriVision’s holding company, American BriVision (Holding) Corporation (“ABVC”), a Nevada company, at the price of $1.60 per share, for an aggregate number of 562,500 shares. In August 2016, the Company made additional equity investment of $2,350,000 in cash to acquire 1,468,750 shares of common stock of ABVC. In February 2017, the Company received $650,000 in cash and $5,850,000 in the form of newly issued 2,925,000 shares of common stock of ABVC, at the price of $2.0 per share for the first milestone payment. As of September 30, 2018 and December 31, 2017, the Company owned 2.32% common stock of ABVC (See NOTE 5).

(4)	Rgene Corporation (hereinafter, “Rgene”) was incorporated on June 24, 2010 under the laws of Taiwan. Rgene is in the business of research and development and innovation of various drugs. On March 23, 2017, the Company acquired 600,000 shares of common stock of Rgene for NT$15,000,000, equivalent approximately $493,500, in cash. As of September 30, 2018 and December 31, 2017, the Company owned 13.04% common stock of Rgene (See NOTE 5).

(5)	AsianGene Corporation (hereinafter, “AsianGene”) was incorporated on December 16, 2013 under the laws of Taiwan. AsianGene is in the business of real estate development. AsianGene is one of the shareholders of the Company.

(6)	LionGene Corporation (hereinafter, “LionGene”) was incorporated on November 23, 2009 under the laws of Taiwan. LionGene is in the business of biotechnology services. LionGene and the Company are related parties and under common control by a controlling beneficiary shareholder of the Company.

(7)	Mr. Tsung-Shann Jiang is the chairman and CEO of the Company and the President and a member of board of directors of BioFirst. Mr. Jiang is also the controlling beneficiary shareholder of ABVC, BriVision, and Rgene. Ms. Shu-Ling Jiang, Mr. Tsung-Shann Jiang’s wife, is the chairman of LION and BioFirst, and a member of board of directors of the Company. Mr. Eugene Jiang is Mr. and Ms. Jiang’s son. Mr. Eugene Jiang is a member of board of directors of the Company, and is also the chairman, interim CFO, and majority shareholder of ABVC. Mr. Tsung-Shann Jiang, Ms. Shu-Ling Jiang, and Mr. Eugene Jiang hereinafter are collectively called “JIANGS”.

Related party transactions:

For the nine months ended and as of September 30, 2018, the related party transactions are summarized as follows:

	Amounts	Amounts	Accounts	Loan to	Rent
	due from	due to	receivable	(Loan from)	Expenses (a)
LION	$-	$65,689	$656	$-	$9,553
BioFirst	-	372,812	-	(1,899,807)	-
ABVC & BriVision	22,009	-	-	-	-
Rgene	45,320	-	-	-	-
LionGene	62,238	-	-	-	-
JIANGS	-	328,474	-	(90,282)	-
Total	$129,567	$766,975	$656	$(1,990,089)	$9,553

As of December 31, 2017, the balances due to and due from related parties are summarized as follows:

	Amounts	Amounts	Accounts	Loan to
	due from	due to	receivable	(Loan from)
LION	$-	$23,171	$1,350	$-
BioFirst	-	1,118,361	2,125	(937,922)
ABVC & BriVision	115,168	-	-	-
Rgene	3,316	-	-	33,738
AsianGene	1,731	-	-	-
JIANGS	-	311,044	-	-
Total	$120,215	$1,452,576	$3,475	$(904,184)

For the nine months ended September 30, 2017, the related party transactions are summarized as follows:

	Merchandise Sales	Rent Expenses (a)
LION	$1,624	$28,103
Total	$1,624	$28,103

(a)	The Company leased its office from LION. The monthly base rent was approximately $3,000. The lease was terminated on March 31, 2018. Rent expense under this lease agreement amounted to $9,553 and $28,103 for the nine months ended September 30, 2018 and 2017, respectively.

NOTE 13. INCOME TAX

U.S.A

BioLite Holding, Inc. files income tax returns in the U.S. federal jurisdiction, and state and local jurisdictions.

On December 22, 2017 H.R. 1, originally known as the Tax Cuts and Jobs Act, (the “Tax Act”) was enacted. Among the significant changes to the U.S. Internal Revenue Code, the Tax Act lowers the U.S. federal corporate income tax rate (“Federal Tax Rate”) from 35% to 21% effective January 1, 2018. The 21% Federal Tax Rate will apply to earnings reported for the full 2018 fiscal year. In addition, the Company must re-measure its net deferred tax assets and liabilities using the Federal Tax Rate that will apply when these amounts are expected to reverse. As of September 30, 2018 and December 31, 2017, the Company can determine a reasonable estimate for certain effects of tax reform and is recording that estimate as a provisional amount. The provisional remeasurement of the deferred tax assets and allowance valuation of deferred tax assets at September 30, 2018 and December 31, 2017 resulted in a net effect of $0 discrete tax expenses (benefit) which lowered the effective tax rate by 14% for the year ended December 31, 2017. The provisional remeasurement amount is anticipated to change as data becomes available allowing more accurate scheduling of the deferred tax assets and liabilities primarily related to net operating loss carryover.

British Virgin Islands

BioLite BVI, Inc. was incorporated in British Virgin Islands, which does not tax income.

Taiwan

BioLite Inc. was incorporated in Taiwan. According to the amendments to the “Income Tax Act” enacted by the office of the President of the Republic of China on February 7, 2018, an increase in the statutory income tax rate from 17% to 20% and decrease in the undistributed earning tax from 10% to 5% are effective from January 1, 2018. This increase in the statutory income tax rate does not affect the amounts of the current taxes recognized as of December 31, 2017 and for the year then ended. No income tax liabilities existed as of September 30, 2018 and December 31, 2017 due to the Company's continuing operating losses. As of September 30, 2018 and December 31, 2017, the Company had deferred tax assets related to tax loss and credit carryforwards totaling $1,227,334 and $1,017,897, respectively, which begin to expire in 2026.

Provision for income tax (benefit) consists of the following:

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Current provision
U.S.A.	$-	$-	$-	$-
Taiwan	-	-	-	-
Subtotal	$-	$-	$-	$-
Deferred provision
U.S.A.	$-	$-	$-	$-
Taiwan	(69,075)	(64,900)	(242,092)	(224,762)
Total provision for income tax(benefit)	$(69,075)	$(64,900)	$(242,092)	$(224,762)

The components of deferred tax assets consisted of the following:

	September 30, 2018	December 31, 2017
	(UNAUDITED)
Deferred tax assets:
U.S.A
Tax loss and credit carryforwards	$155,612	$155,612
Less: Valuation allowance	(155,612)	(155,612)
Subtotal	-	-
Taiwan
Loss on disposal of assets	$676,105	$694,810
Tax loss and credit carryforwards	1,227,334	1,017,897
Less: Valuation allowance	(676,105)	(694,810)
Subtotal	1,227,334	1,017,897
Total deferred tax assets	$1,227,334	$1,017,897

The difference between the combined effective income tax rate reflected in the provision for income tax on income (loss) before taxes and the amounts determined by applying the applicable the U.S. statutory income tax rate and Taiwan unified income tax rate for the nine months ended September 30, 2018 and 2017 are analyzed below:

	For the Nine Months Ended September 30,
	2018	2017
	(UNAUDITED)
U.S. statutory income tax rate	21%	35%
Taiwan unified income tax rate	20%	17%
Changes in valuation allowance	(56)%	(55)%
Effective combined income tax rate	(15)%	(3)%

NOTE 14. COMMITMENTS

Operating lease commitment:

The Company’s operating leases include lease contracts of office spaces, laboratory space, and employees’ dormitory. Future minimum lease payments under the operating leases are summarized as follows:

As of September 30,	Amount
2019	$57,684
2020	12,546
Total	$70,230

In-Licensing collaborative agreement commitment:

(1)	On January 1, 2011, BioLite Taiwan entered into a collaborative agreement (the “PITDC Collaborative Agreement”) with Medical and Pharmaceutical Industry Technology and Development Center (“PITDC”), a Taiwanese Company. Pursuant to the PITDC Collaborative Agreement, PITDC granted BioLite Taiwan the sole licensing right for drug and therapeutic use of depressive disorders related patent and technology expired in November 2026. The total consideration for obtaining such grant was NT$17,000,000, equivalent approximately $557,600, of which NT$3,400,000, equivalent approximately $111,520, was due within 30 days upon signing the agreement and the remaining balance of NT$13,600,000, equivalent approximately $446,080, is due pursuant to a milestone payment schedule. In addition, BioLite Taiwan is required to pay PITDC 10% of sublicensing revenues net of related research and development cost and royalties at a range from 1% to 3% of sales of drugs.

BioLite Taiwan paid the upfront payment of NT$3,400,000, equivalent approximately $111,520, in 2011, the first milestone payment of NT$2,550,000, equivalent approximately $83,640, in 2012, and the third milestone payment of NT$2,125,000, equivalent approximately $69,700, in 2013. BioLite Taiwan recorded these amounts as research and development expenses when incurred.

Pursuant to the PITDC Collaborative Agreement, BioLite Taiwan is also required to pay PITDC 10% of sublicensing revenues to PITDC. During the nine months ended September 30, 2018 and 2017, BioLite Taiwan paid $0 to PITDC accounting for 10% of sublicensing revenues net of related research and development cost and royalties. As of September 30, 2018 and December 31, 2017, BioLite Taiwan has accrued collaboration revenue payable of $274,866 and $282,728 to PITDC, respectively.

(2)	On February 10, 2011, BioLite Taiwan entered into a collaborative agreement (the “ITRI Collaborative Agreement I”) with Industrial Technology Research Institute (“ITRI”), a Taiwanese Company. Pursuant to the ITRI Collaborative Agreement I, ITRI granted BioLite Taiwan the sole licensing right for drug and therapeutic use of colon inflammation related patent and technology expired in February 2031. The total consideration for obtaining such grant was NT$20,000,000, equivalent approximately $656,000, of which NT$2,000,000, equivalent approximately $65,600, was due sixth days upon signing the agreement and the remaining balance of NT$18,000,000, equivalent approximately $590,400, was due pursuant to a milestone payment schedule. BioLite Taiwan paid the upfront payment of NT$2,000,000, equivalent approximately$65,600, in 2011 and the first milestone payment of NT$2,000,000, equivalent approximately $65,600, in 2016. BioLite Taiwan recorded these amounts as research and development expenses when incurred.

Pursuant to the ITRI Collaborative Agreement I, BioLite Taiwan is also required to pay ITRI 10% of sublicensing revenues net of related research and development cost and royalties at a range from 3% to 5% of sales of drugs. During the nine months ended September 30, 2018 and 2017, BioLite Taiwan paid $0 to ITRI accounting for 10% of sublicensing revenues net of related research and development cost and royalties. As of September 30, 2018 and December 31, 2017, BioLite Taiwan has accrued collaboration revenue payable of $114,594 and $117,872 to ITRI, respectively.

(3)	On February 10, 2011, BioLite Taiwan entered into another collaborative agreement (the “ITRI Collaborative Agreement II”) with Industrial Technology Research Institute (“ITRI”), a Taiwanese Company. Pursuant to the ITRI Collaborative Agreement II, ITRI granted BioLite Taiwan the sole licensing right for drug and therapeutic use of rheumatoid arthritis related patent and technology expired in February 2031. The total consideration for obtaining such grant was NT$35,000,000, equivalent approximately $1,148,000, of which NT$3,500,000, equivalent approximately $114,800, was due sixth days upon signing the agreement and the remaining balance of NT$31,500,000, equivalent approximately $1,033,200, was due pursuant to a milestone payment schedule. BioLite Taiwan paid the upfront payment of NT$3,500,000, equivalent approximately $114,800, in 2011. BioLite Taiwan recorded these amounts as research and development expenses when incurred.

Pursuant to the ITRI Collaborative Agreement II, BioLite Taiwan is also required to pay ITRI 10% of sublicensing revenues net of related research and development cost and royalties at a range from 3% to 5% of sales of drugs. As of September 30, 2018 and December 31, 2017, BioLite Taiwan has not sublicensed the licensing right for drug and therapeutic use of rheumatoid arthritis related patent and technology to any companies.

(4)	On December 27, 2016, BioLite Taiwan entered into a collaborative agreement (the “Yukiguni Collaborative Agreement”) with Yukiguni Maitake Co., Ltd (“YUKIGUNI”), a Japanese company. Pursuant to the Yukiguni Collaborative Agreement , YUKIGUNI granted BioLite Taiwan the right for selling Maitake dry powder and Maitake extract manufactured by YUKIGUNI, and the right for using Maitake related patent and technology expired in December 2036 or fifteen years after the date when the new product developed by BioLite Taiwan is first sold, whichever is earlier. The total consideration for obtaining such grant would be $305,000. During the nine months ended September 30, 2018 and 2017, BioLite Taiwan has paid YUKIGUNI an aggregate of $175,000 and $0, respectively, to obtain some Maitake related patent and technology.

NOTE 15. SUBSEQUENT EVENT

The Company has evaluated subsequent events through the date which the financial statements were available to be issued. All subsequent events requiring recognition as of September 30, 2018 have been incorporated into these financial statements and there are no subsequent events that require disclosure in accordance with FASB ASC Topic 855, “Subsequent Events.”

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